Filed pursuant to Rule 424(b)(3)
File No. 333-267686

PROSPECTUS

Nutex Health Inc.

90,226,077 Shares of Common Stock Offered by the Selling Stockholders

This prospectus relates to the resale of an aggregate of 90,226,077 shares of common stock, par value $0.001 per share (“Common Stock”), held by former holders of member interests of Nutex Health Holdco LLC, now a wholly owned subsidiary of Nutex Health Inc. Please read “Selling Stockholders” for additional information.

We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders. For a detailed discussion of the selling stockholders, see “Selling Stockholders.”

This prospectus describes the general terms of the shares of Common Stock and the general manner in which the selling stockholders will offer them. An accompanying prospectus supplement, if any, will describe the specific manner in which the selling stockholders will offer the shares of Common Stock, and also may add, update or change information contained in this prospectus. The names of any underwriters, dealers, agents or other entities and the specific terms of a plan of distribution with respect to any offering of securities will be stated in the applicable prospectus supplement.

You should read this prospectus and any applicable prospectus supplement and the documents incorporated by reference herein or therein carefully before you invest in any of the shares of Common Stock. You should also read the documents we have referred you to in the “Where You Can Find More Information” and “Information We Incorporate by Reference” sections of this prospectus for information about us, including our financial statements.

Our Common Stock trades on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “NUTX”. On June 22, 2023, the closing sale price of our Common Stock as reported by NASDAQ was $0.5126 per share. You are urged to obtain current market quotations for the Common Stock.

Investing in shares of our Common Stock involves a high degree of risk. You should carefully read the “Risk Factors” section beginning on page 2 and the risks discussed in the documents we file with the United States Securities and Exchange Commission and that are incorporated by reference herein.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 23, 2023.

We have not authorized anyone to provide you with any information other than the information contained in this prospectus, any future prospectus supplement prepared by us or incorporated by reference in this prospectus or any prospectus supplement. We do not take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not offering these securities in any state where the offer is not permitted.

You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference in this prospectus or in any prospectus supplement is accurate as of any date other than the respective dates of those documents.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling stockholders may from time to time re-sell up to an aggregate 90,226,077 shares of our Common Stock.

This prospectus provides you with a general description of Nutex Health Inc. and the securities that are registered hereunder. Each time a selling stockholder sells shares of Common Stock with this prospectus, such selling stockholder is required to provide you with this prospectus and any related prospectus supplement containing specific information about the terms of that offering. Any prospectus supplement may also add to, update or change information contained in this prospectus. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC and is accurate as of the date stated in such report. Before you invest in our securities, you should carefully read this prospectus, including the “Risk Factors,” any prospectus supplement, the information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information” in both this prospectus and any prospectus supplement) and any additional information you may need to make your investment decision.

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” and “Nutex Health” refer to the consolidated operations of Nutex Health Inc., a Delaware corporation, and its consolidated subsidiaries following the merger (the “Merger”), on April 1, 2022, of Nutex Health Holdco LLC and Clinigence Holdings, Inc. (“Clinigence”) as contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) dated as of November 23, 2021 between Clinigence, Nutex Acquisition LLC, a wholly-owned subsidiary of Clinigence, Nutex, Micro Hospital Holding LLC (solely for the purposes of certain sections of the Merger Agreement), Nutex Health Holdco LLC and Thomas Vo, M.D., solely in his capacity as the representative of the equity holders of Nutex Health Holdco LLC. Immediately after the Merger, Clinigence changed its name to “Nutex Health Inc.”

References to “Clinigence” refer to the Company prior to the consummation of the Merger, references to “Nutex” refer to Nutex Health and its affiliates prior to the consummation of the Merger of Clinigence Holdings, Inc. and Nutex Health Holdco LLC, and references to “Nutex Holdco” refer to Nutex Health Holdco LLC following the consummation of the Merger.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider the risks set forth in our filings with the SEC that are incorporated by reference herein and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our Common Stock could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K that are incorporated by reference herein and the other documents we file with the SEC that are deemed incorporated by reference into this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions.

This document contains certain forward-looking statements with respect to our financial condition, results of operations and business, plans, objectives and strategies. These statements may be made directly in this prospectus or may be incorporated by reference to other documents or in any accompanying prospectus supplement. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “estimate,” “project,” “predict,” “will,” “would,” “should,” “could,” “may,” “might,” “anticipate,” “plan,” “intend,” “believe,” “expect,” “aim,” “goal,” “target,” “objective,” “commit,” “advance,” “likely” or similar expressions that convey the prospective nature of events or outcomes. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to:

•	our ability to successfully execute our growth strategy, including identifying and developing successful new geographies, physician partners and patients;

•	changes in applicable laws or regulations, including changes in the laws and regulations related to reimbursements;

•	uncertainties in the amounts, timing and process of reimbursements by third-party payors and individuals;

•	we may be adversely affected by other economic, business, and/or competitive factors;

•	the difficulty in evaluating our future prospects, as well as risks and challenges, due to the new and rapidly evolving business and market;

•	we may need to raise additional capital to fund our existing operations, develop and commercialize new services or expand our operations;

•	possible difficulty managing growth and expanding operations;

•	the continuing impact of the COVID-19 pandemic on operations, which may materially and adversely affect our business and financial results;

•	our ability to retain qualified personnel;

•	the effectiveness and efficiency of our marketing efforts;

•	spending changes in the healthcare industry;

•	we, our affiliated professional entities, and other physician partners may become subject to medical liability claims;

•	a failure in our information technology systems;

•	security breaches, loss of data or other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information, expose us to liability and our reputation may be harmed and we could lose sales, clients and members;

•	any future litigation against us could be costly and time-consuming to defend;

•	failure to adhere to all of the complex government laws and regulations that apply our business could result in fines or penalties, being required to make changes to its operations or experiencing adverse publicity;

•	our arrangements with affiliated professional entities and other physician partners may be found to constitute improper rendering of medical services or fee splitting under applicable state laws;

•	we may face inspections, reviews, audits and investigations under federal and state government programs and contracts and adverse findings may have an adverse effect on our business;

•	recent healthcare legislation and other changes in the healthcare industry and in healthcare spending has and may in the future adversely affect our revenues and may cause material adverse effects on our financial results;

•	the transition from volume to value-based reimbursement models may have a material adverse effect on our operations; and

•	other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”

These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this document could cause our plans, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to have been correct and persons reading this document are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of a document incorporated by reference, as of the date of that document. We do not assume any obligation to update the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law.

OUR COMPANY

We are a physician-led, healthcare services and operations company with 19 hospital facilities in eight states (“hospital division”), and a primary care-centric, risk-bearing population health management division. Our hospital division implements and operates innovative health care models, including micro-hospitals, specialty hospitals and hospital outpatient departments. The population health management division owns and operates provider networks such as independent physician associations (“IPAs”) and offers a cloud-based proprietary technology platform to IPAs which aggregates clinical and claims data across multiple settings, information systems and sources to create a holistic view of patients and providers.

We employ approximately 1,200 full and part-time employees and partner with over 900 physicians. Our corporate headquarters is based in Houston, Texas. We were incorporated on April 13, 2000 in the state of Delaware.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Common Stock by the selling stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of the Common Stock by:

•	each person known by the Company to be the beneficial owner of more than 5% of the shares of the Company’s Common Stock;

•	each of the Company’s named executive officers and directors; and

•	all officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the Commission, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of June 16, 2023. The beneficial ownership of our voting Common Stock is based on 660,742,623 shares of Common Stock outstanding as of June 16, 2023. The beneficial ownership percentages set forth below do not take into account shares of Common Stock reserved for issuance under the Amended and Restated Nutex Health Inc. 2022 Equity Incentive Plan.

Except as described above and unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Dr. Thomas T. Vo (1)	268,322,776	40.42%
Premier Macy Management Holdings, LLC(2)	41,964,832	6.35%
Dr. Danniel Stites, Director (3)	5,355,375	*
Warren Hosseinion, President and Director (4)	1,930,047	*
Mitchell Creem, Director (5)	393,866	*
Cheryl Y. Grenas, Director(6)	10,000	*
Michael L. Reed, Director (7)	10,000	*
John J. Waters, Director (8)	558,320	*
Jon C. Bates, CFO (9)	188,515	*
Elisa Luqman, Chief Legal Officer (“SEC”) and Secretary (10)	679,976	*
Pamela W. Montgomery, Chief Legal Officer (Healthcare) (11)	61,505	*
Executive Officers and Directors as a Group	319,475,212	48.35%

*	Less than 1%

(1)	Micro Hospital Holding LLC (“MHH”) is the direct beneficial owner of 267,322,776 shares of Common Stock. Dr. Vo, the Chairman and Chief Executive Officer of the Company, as the 100% owner and sole manager of MHH, is the indirect beneficial owner of such shares. Vo Family Limited Partnership ("VFLP") is the direct beneficial owner of 1,000,000 shares of Commn Stock. Dr. Vo, the Chairman and Chief Executive Officer of the Company, as the 100% sole trustee of VFLP, is the indirect beneficial owner of such shares.

(2)	Premier Macy Management Holdings, LLC is the direct beneficial owner of 41,964,832 shares of Common Stock. Each of Dr. Young and Cynthia J. Young, as co-trustees of the First Amended & Restated Matthew Stephen Young & Cynthia Jane Young Joint Living Trust, the 99% owner of Macy GP LLC, the 100% owner of Premier Macy Management Holdings, LLC, can be deemed to be the indirect beneficial owners of the shares reported herein.

(3)	Stites PLLC (“STITES”) is the direct beneficial owner of 5,355,375 shares of Common Stock. Dr. Stites as the 100% owner and sole manager of STITES, is an indirect beneficial owner of such shares.

(4)	Includes options to purchase 200,000 shares of the common stock at $1.50 per share, options to purchase 600,000 shares of the common stock at $1.61 per share, options to purchase 859,779 shares of the common stock at $2.75 per share and a warrant to purchase 21,590 shares of the common stock at $6.67 per share.

(5)	The Creem Family Trust (“CREEM”), the direct beneficial owner of 81,746 shares of Common Stock. Mitchell Creem, the a co-trustee of CREEM, is the indirect beneficial owner of such shares. Includes options to purchase 10,120 shares of the common stock at $5.56 per share, options to purchase 75,000 shares of common stock at $1.50 per share, options to purchase 45,000 shares at $1.61 and options to acquire 182,000 shares of common stock at $2.75 per share.

(6)	Includes 10,000 shares of common stock held by Xavier Grenas, Ms. Grenas' husband.

(7)	Michael L Reed Trust IRA (“MLRTIRA”), the direct beneficial owner of 10,000 shares of Common Stock. Micheal L Reed, the sole trustee of MLRTIRA, is the indirect beneficial owner of such shares.

(8)	Includes options to purchase, 102,800 shares of common stock at $1.50, 45,000 common shares at $1.61 per share, warrants to purchase 32,258 shares of common stock at $1.55 per share and options to acquire 182,000 shares of common stock at $2.75 per share.

(9)	Includes 148,515 Restricted Stock Units (RSUs) vesting 1/3 on April 1, 2023 the date of grant, 1/3 on March 1, 2024 and 1/3 on March 1, 2025.

(10)	Includes 1,370 shares of common stock held by Muhammad Luqman, Ms. Luqman’s husband, options to purchase 117,106 shares of the commons stock at $1.50 per share, options to purchase 400,000 shares of the common stock at $1.61 per share and options to purchase 150,000 shares of common stock at $2.75 per share.

(11)	Includes 49,505 Restricted Stock Units (RSUs) vesting 1/3 on April 1, 2023 the date of grant, 1/3 on March 1, 2024 and 1/3 on March 1, 2025.

SELLING STOCKHOLDERS

This prospectus covers the offering for resale from time to time, in one or more offerings, of up to an aggregate of 90,226,077 shares of our Common Stock, which were issued to affiliates who are former holders of member interests of Nutex Holdco in connection with the consummation of the Merger (as defined below) on April 1, 2022, and who elected to be included in this prospectus as selling stockholders.

Nutex – Clinigence Merger. On April 1, 2022, Nutex Health Holdco LLC and Clinigence Holdings, Inc. completed the merger contemplated by the Agreement and Plan of Merger dated as of November 23, 2021 between Clinigence, Nutex Acquisition LLC, a wholly-owned subsidiary of Clinigence, Nutex, Micro Hospital Holding LLC (solely for the purposes of certain sections of the Merger Agreement), Nutex Health Holdco LLC and Thomas Vo, M.D., solely in his capacity as the representative of the equity holders of Nutex. Immediately following the completion of the Merger, Clinigence amended its certificate of incorporation and bylaws to change its name to “Nutex Health Inc.” (the “Merger”). In connection with the Merger, each outstanding equity interest of Nutex Health Holdco LLC was exchanged for 3.571428575 shares of Clinigence common stock, or an aggregate of 592,791,712 shares of Common Stock. The Merger was accounted for as a reverse business combination under U.S. GAAP.

A contractual lockup agreement with respect to 197,597,237 of shares issued to former holders of member interests in Nutex Health Holdco LLC expired on October 1, 2022, and the lockup for an additional 197,597,237 shares of Common Stock issued to former holders of member interests of Nutex Holdco expired on April 1, 2023. The lockup for the remaining one-third will expire on October 1, 2023.

The selling stockholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus. When we refer to the “selling stockholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the selling stockholders’ interest in the shares of Common Stock after the date of this prospectus.

The following tables set forth information concerning the shares of Common Stock that may be offered from time to time by each selling stockholder. The number of shares of Common Stock beneficially owned by each selling stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares of Common Stock as to which the individual or entity has sole or shared voting power or investment power. Percentage ownership is based on 660,742,603 shares of Common Stock outstanding as of June 16, 2023. In computing the number of shares of Common Stock beneficially owned by an individual or entity and the percentage ownership of that person, shares of Common Stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of June 16, 2023 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless noted otherwise, the address of all listed selling stockholders is 6030 S. Rice Ave., Suite C., Houston, Texas 77081, c/o Corporate Secretary, Nutex Health Inc. Each of the selling stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the selling stockholder unless noted otherwise, subject to community property laws where applicable.

The following table sets forth certain information provided by or on behalf of the selling stockholders concerning the Common Stock that may be offered from time to time by each selling stockholder pursuant to this prospectus. The selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the selling stockholders, including regarding the identity of, and the securities held by, each selling stockholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A selling stockholder may sell all, some or none of such securities in any offering. See “Plan of Distribution.”

Except as noted below, all selling stockholders are former holders of member interests in Nutex Health Holdco LLC who received shares of Common Stock on April 1, 2022 in exchange for their contribution of member interests in Nutex Health Holdco LLC. We and our hospital facilities have financial and operating relationships with multiple Physician LLCs and Real Estate Entities owned by such former holders of member interests in Nutex Health Holdco LLC. Neither we nor our hospitals have a direct or indirect ownership interest in any of the Physician LLCs or Real Estate Entities. Except as noted below, the former holders of member interests in Nutex Health Holdco LLC are not deemed “affiliates” of the Company. There are no agreements among such holders with respect to the voting of the shares of Common Stock they own.

	Shares Beneficially Owned Prior to Offering			Number of Shares Being	Shares Beneficially Owned After the Offering(1)
Name of Selling Stockholder	Number	Percentage		Offered	Number	Percentage
Micro Hospital Holding LLC(2)	267,322,776	40.46.	%	89,107,592	178,215,184	26.97%
Stites, PLLC (3)	5,355,375	*		1,118,485	4,236,890	*
Total	272,678,151	41.27%		90,226,077	182,452,074	27.61%

*	less than 1%

(1)	We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2)	Micro Hospital Holding LLC (“MHH”) is the direct beneficial owner of 267,322,776 shares of Common Stock. Dr. Vo, the Chairman and Chief Executive Officer of the Company, as the 100% owner and sole manager of MHH, is deemed to be the indirect beneficial owner of such shares. The principal business address for MHH and Dr. Vo is 6030 S. Rice Ave., Suite C, Houston, Texas 77081.

(3)	Stites PLLC ("STITES") is the direct beneficial owner of 5,355,375 shares of Common Stock. Dr. Stites as the 100% owner and sole manager of STITES, is an indirect beneficial owner of such shares.

DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of Nutex Health Inc. (the “Company” or “we”) is based upon the Company’s amended and restated certificate of incorporation, the Company’s second amended and restated bylaws and applicable provisions of law. We have summarized certain portions of the Company’s amended and restated certificate of incorporation and second amended and restated bylaws below. The summary is not complete and is subject to, and is qualified in its entirety by express reference to, the provisions of applicable law and to the Company’s amended and restated certificate of incorporation and second amended and restated bylaws.

Authorized Capital Stock

The authorized capital stock of the Company consists of 900,000,000 shares of Common Stock, par value $0.001 per share.

Common Stock

Voting Rights. Holders of shares of Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the shareholders. The holders of Common Stock do not have cumulative voting rights in the election of directors.

Dividend Rights. Holders of shares of our Common Stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Common Stock are entitled to receive ratably the assets available for distribution to the shareholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. The shares of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of our Common Stock, are fully paid and non-assessable.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Second Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, and our amended and restated certificate of incorporation and our second amended and restated bylaws described below, contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise, or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that shareholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to the anti-takeover provisions of the Delaware General Corporation Law (“DGCL”), including Section 203. Under these provisions, if anyone becomes an “interested stockholder,” the Company may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203 of the DGCL, “interested stockholder” means, generally, someone owning 15% or more of the Company’s outstanding voting stock or an affiliate of the Company that owned 15% or more of the Company’s outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203 of the DGCL. As such, Section 203 of the DGCL could prohibit or delay mergers or a change in control and may discourage attempts by other companies to acquire the Company.

Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and our second amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that our shareholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Common Stock.

Provisions in our amended and restated certificate of incorporation and second amended and restated bylaws establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our shareholders. These procedures provide that notice of shareholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our second amended and restated bylaws specify the requirements as to form and content of all shareholders’ notices. These requirements may preclude shareholders from bringing matters before the shareholders at an annual or special meeting.

Forum Selection

Our second amended and restated bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our shareholders;

•	any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our second amended and restated bylaws; or

•	any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine.

Our second amended and restated bylaws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. The forum selection provision is not, however, intended to be deemed a waiver by any stockholder with respect to our compliance with U.S. federal securities laws, and the application of the forum selection provision may in some instances be limited by applicable law.

Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our second amended and restated bylaws is inapplicable or unenforceable.

Our Transfer Agent

The transfer agent for our Common Stock is Transfer Online. We have agreed to indemnify Transfer Online in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Common Stock for at least six months would be entitled to sell such securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Common Stock then outstanding; or

•	the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION

The shares of Common Stock beneficially owned by the Selling Stockholders covered by this prospectus are being registered to permit the Selling Stockholders to offer and sell the offered shares from time to time after the date of this prospectus. These sales of securities may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. We will not receive any of the proceeds from the offering by the Selling Stockholders of the offered shares. We will bear the fees and expenses incurred by us in connection with our obligation to register the offered securities pursuant to the Registration Rights Agreement.

The Selling Stockholders may use any one or more of the following methods when selling securities:

•	on the Nasdaq Capital Market or any other national securities exchange or US inter-dealer system of a registered national securities association on which our Common Stock may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

A Selling Stockholder may, from time to time, pledge or grant a security interest in some of the shares of Common Stock owned by it and, if the Selling Stockholders defaults in the performance of its secured obligations, the pledges or secured parties may offer and sell the shares, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Stockholders to include the pledgee, transferee, or other successors in interest as the Selling Stockholders under this prospectus. In connection with the sale of our Common Stock or interests therein, a Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Common Stock in the course of hedging the positions they assume. A Selling Stockholder may also sell our Common Stock short and deliver these securities to close out their short positions, or loan or pledge our Common Stock to broker-dealers that in turn may sell these securities. A Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or one or more derivative securities that require the delivery to such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). A Selling Stockholder may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders also may resell a portion of the offered shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Common Stock may be underwriting discounts and commissions under the Securities Act. If the Selling Stockholders are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, then the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the Common Stock to be sold, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of the Common Stock offered by the Selling Stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Common Stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Common Stock by bidding for or purchasing shares in the open market or by imposing penalty bids, where by selling concessions allowed to dealers participating in the offering may be reclaimed if the shares sold by them are repurchased in connection with the stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Common Stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus has been passed upon by Locke Lord LLP, Houston, Texas. If applicable, additional legal matters may be passed on for any underwriters, dealers or agents by counsel we will name in the applicable prospectus supplement, if any.

EXPERTS

The consolidated financial statements of Nutex Health Inc. as of December 31, 2022 and 2021 and for each of the three the years in the period ended December 31, 2022, and the effectiveness of the Company’s internal control over financial reporting incorporated by reference from the Annual Report on Form 10-K of Nutex Health, Inc. for the year ended December 31, 2022 have been audited by Marcum LLP, independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.nutexhealth.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-41346) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

•	Annual report on Form 10-K for the year ended December 31, 2022; and Form 10-K/A as filed with the Commission on April 6, 2023;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2023;

•	Current reports on Form 8-K filed on January 4, 2023, March 2, 2023 and April 5, 2023 (with the exception of Item 2.02 and Exhibit 99.1, which are furnished, not filed), April 12, 2023, May 2, 2023, May 15, 2023, May 26, 2023; and

•	The description of the Common Stock contained in Exhibit 4.6 to Nutex’s Annual report on Form 10-K for the year ended December 31, 2022 filed on March 3, 2023.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Nutex Health Inc.

Attention: Corporate Secretary

6030 S. Rice Ave, Suite C

Houston, Texas 77081

Telephone: (713) 660-0557